FOR IMMEDIATE RELEASE

Resonant Inc. Reports 2017 Financial Results
and Provides Business Update
Management to Host a Conference Call Today at 1:30 p.m. PT/4:30 p.m. ET

GOLETA, Calif. - February 27, 2018 --Resonant Inc. (NASDAQ: RESN), a designer of filters for radio frequency, or RF, front-ends that specializes in delivering designs for difficult bands and complex requirements, today announced financial results for the fourth quarter and fiscal year ended December 31, 2017 and provided a business update.

Management Commentary

“We continued our momentum in the fourth quarter of 2017, and now have eight straight quarters of execution,” said George B. Holmes, CEO of Resonant. “We now have 8 customers working with Resonant, over 50 designs of increasing complexity contracted, more than 10 qualified designs that our customers are sampling to OEMs, and over 7.5 million units utilizing our technology shipped in 2017.

“In 2017, we also enabled an entirely new segment of the market, which we have characterized as fabless filter companies. In many cases these are key component providers to the RF front end market who do not own a filter fab, but want to participate in the rapidly growing market. These fabless filter companies engage Resonant to create designs utilizing our ISN Platform and IP, and work with our foundry partners to actually create the filters.”

Holmes, continued: “We then took it one step further and opened up another segment of the market, by approaching pure play foundries and offering them the ability to enter the filter market by leveraging our technology and IP. By creating this eco-system, we are allowing numerous new players to enter the filter market supply chain and effectively compete in a market that historically has been dominated by only a few key players. It is worth noting that a similar model was introduced and proven very successful many years ago in the semiconductor industry, which was critical to its success. We believe that Resonant is the only company possessing the tools and IP necessary to provide a parallel model for the mobile filter industry.

“Fueled by our execution, we expect 2018 to be a breakout year for Resonant. We have started strong, with over 5 million filters shipped for royalty revenue in January alone, compared to approximately 7.5 million for the entire year of 2017. We have conducted tear-downs on a number of recently released, high volume phones, and have identified our technology in one of those phones. As a result of this, by year end, we expect to be receiving royalty revenues in the seven figures on a quarterly basis. It is this continued execution that will allow us to grow our customer base and expand agreements with current customers-all while continuing to invest in our core infrastructure to ultimately support a much more robust and mature organization. Clearly, we’ve demonstrated the fact that this team will not be distracted and will continue to have laser focus on execution and delivering shareholder value over the long term.”

Fourth Quarter and Full Year 2017 Financial Results

For the year ended December 31, 2017 Resonant recognized $653,000 of revenue primarily related to upfront payments from contracts with customers. This compares to $302,000 of revenue for 2016. Revenue for the fourth quarter of 2017 was $171,000 compared to $187,000 in the same quarter of 2016.

Research and development expenses for 2017 totaled approximately $10.0 million, compared with $6.9 million for 2016, primarily due to higher costs associated with an increase in headcount, consulting costs, travel and development costs related to increased activity on the Company's various filter designs under development. Research and development expenses for the fourth quarter of 2017 were $3.1 million, compared to $2.6 million for the same quarter of 2016.

General and administrative expense for 2017 totaled approximately $9.6 million, compared with $8.7 million in 2016. The increase was primarily due to increased payroll and stock compensation expenses associated with increased headcount, travel expenses associated with business development efforts and increased rent expenses in connection with the expansion of Resonant's facilities to accommodate the Company's growth. This increase was partially offset by decreases related to certain expenses which occurred in 2016 but not in 2017, including $500,000 of expenses related to legal proceedings, $295,000 of senior executive transition costs and $92,000 of business acquisition costs. General and administrative expenses for the fourth quarter of 2017 were $2.7 million, compared to $2.8 million for the same quarter of 2016.

Operating loss in 2017 totaled $19.0 million, compared with $15.3 million in 2016. This increase was primarily due to higher G&A expenses and R&D costs associated with the growth of the Company's business. Operating loss in the fourth quarter of 2017 totaled $5.6 million, compared to an operating loss of $5.2 million in the same quarter of 2016.

During the fourth quarter of 2017, Resonant raised net proceeds of $8.9 million from induced warrant exercises. A $2.7 million expense was recorded related to the transaction. The expense was the result of $7.0 million paid as an inducement to the warrant holders, offset by $4.3 million recognized due to the change in fair value of the modified warrants.

The net loss in 2017 was $21.7 million, compared with a net loss of $15.2 million in 2016. Diluted net loss per share in 2017 was $(1.44), and was based on 15.0 million shares outstanding. Diluted net loss per share in 2016 was $(1.57), and was based on 9.7 million shares outstanding. The net loss for the fourth quarter of 2017 was $8.3 million, or $(0.48) per share, based on 17.3 million shares outstanding, compared with $5.2 million, or $(0.42) per share, based on 12.4 million shares outstanding, for the same quarter in 2016.

On a non-GAAP basis, adjusted EBITDA in 2017, which excludes non-cash charges for stock-based compensation, depreciation and amortization and warrant inducement expenses, was $(14.2) million, or $(0.95) per fully diluted share. This compared with non-GAAP adjusted EBITDA in 2016 of $(11.9) million, or $(1.23) per fully diluted share. Non-GAAP adjusted EBITDA in the fourth quarter of 2017 was $(3.4) million, or $(0.19) per fully diluted share, compared to $(3.7) million, or $(0.30) per share for the same quarter in 2016.

Cash and cash equivalents and investments at December 31, 2017 totaled $19.5 million, compared with $9.8 million at December 31, 2016. Management believes it has sufficient cash to support planned operations into the second half of 2018.

Conference Call
Management will host an investor conference call today at 1:30 p.m. PST (4:30 p.m. EST) to discuss Resonant’s fourth quarter and full year 2017 financial results, provide a corporate update, and conclude with a Q&A from participants. To participate, please use the following information:

Date: Tuesday, February 27, 2018
Time: 1:30 p.m. Pacific standard time (4:30 p.m. Eastern standard time)
U.S. Dial-in: 1-877-407-3982
International Dial-in: 1-201-493-6780
Conference ID: 13676324
Webcast: http://public.viavid.com/index.php?id=128308

Please dial in at least 10 minutes before the start of the call to ensure timely participation.

A playback of the call will be available through March 27, 2018. To listen, call 1-844-512-2921 within the United States or 1-412-317-6671 when calling internationally. Please use the replay pin number 13676324. A webcast will also be available for 30 days on the IR section of the Resonant website or by clicking here: RESN FY2017 Webcast.

Note about Non-GAAP Financial Measures
A non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles, or GAAP. Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Other companies may use different non-GAAP measures and presentation of results.

In addition to financial results presented in accordance with GAAP, this press release presents adjusted EBITDA, which is a non-GAAP measure. Adjusted EBITDA is determined by taking net loss and adding interest, taxes, depreciation, amortization, stock-based compensation and warrant inducement expenses. The company believes that this non-GAAP measure, viewed in addition to and not in lieu of net loss, provides useful information to investors by providing a more focused measure of operating results. This metric is an integral part of the Company’s internal reporting to evaluate its operations and the performance of senior management. A reconciliation of adjusted EBITDA to net loss, the most comparable GAAP measure, is available in the accompanying financial tables below. The non-GAAP measure presented herein may not be comparable to similarly titled measures presented by other companies.

About Resonant Inc.
Resonant is creating innovative filter designs for the RF front-end, or RFFE, for the mobile device industry. The RFFE is the circuitry in a mobile device responsible for the radio frequency signal processing and is located between the device's antenna and its digital baseband. Filters are a critical component of the RFFE that selects the desired radio frequency signals and rejects unwanted signals and noise.

About Resonant’s ISN® Technology
Resonant can create designs for difficult bands and complex requirements that we believe have the potential to be manufactured for half the cost and developed in half the time of traditional approaches. The Company's large suite of proprietary mathematical methods, software design tools and network synthesis techniques enable it to explore a much bigger set of possible solutions and quickly derive the better ones. These improved filters still use existing manufacturing methods (i.e. SAW) and can perform as well as those using higher cost methods (i.e. BAW). While most of the industry designs surface acoustic wave filters using a coupling-of-modes model, Resonant uses circuit models and physical models. Circuit models are computationally much faster, and physical models are highly accurate models based entirely on fundamental material properties and dimensions. Resonant's method delivers excellent predictability, enabling achievement of the desired product performance in roughly half as many turns through the fab. In addition, because Resonant's models are fundamental, integration with its foundry and fab customers is eased because its models speak the "fab language" of basic material properties and dimensions.

Safe Harbor / Forward-Looking Statements
This press release contains forward-looking statements, which include the following subjects, among others: the status of filter designs under development, the capabilities of our filter designs, the timing and amount of future royalty streams, the sufficiency of our cash for planned operations, and the potential future licensing of our designs to existing and new customers. Forward-looking statements are made as of the date of this document and are inherently subject to risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including, without limitation, the following: our limited operating history; our ability to complete designs that meet customer specifications; the ability of our customers (or their manufacturers) to fabricate our designs in commercial quantities; our customers’ ability to sell products incorporating our designs to their OEM customers; changes in our expenditures and other uses of cash; the ability of our designs to significantly lower costs compared to other designs and solutions; the risk that the intense competition and rapid technological change in our industry renders our designs less useful or obsolete; our ability to find, recruit and retain the highly skilled personnel required for our design process in sufficient numbers to support our growth; our ability to manage growth; and general market, economic and business conditions. Additional factors that could cause actual results to differ materially from those anticipated by our forward-looking statements are under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report (Form 10-K) or Quarterly Report (Form 10-Q) filed with the Securities and Exchange Commission. Forward-looking statements are made as of the date of this release, and we expressly disclaim any obligation or undertaking to update forward-looking statements.

Investor Relations Contact:
Greg Falesnik
MZ North America
1-949-385-6449
Greg.Falesnik@mzgroup.us

Resonant Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended			Year Ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
REVENUE	$171,000	$106,000	$187,000	$653,000	$302,000
OPERATING EXPENSES
Research and development	3,089,000	2,336,000	2,596,000	10,045,000	6,895,000
General and administrative	2,705,000	1,978,000	2,831,000	9,644,000	8,697,000
TOTAL OPERATING EXPENSES	5,794,000	4,314,000	5,427,000	19,689,000	15,592,000
OPERATING LOSS	(5,623,000)	(4,208,000)	(5,240,000)	(19,036,000)	(15,290,000)
OTHER INCOME (EXPENSE)
Interest and investment income	28,000	14,000	12,000	67,000	22,000
Warrant inducement expense	(2,688,000)	—	—	(2,688,000)	—
Other expense	(3,000)	(6,000)	(1,000)	(10,000)	(1,000)
TOTAL OTHER INCOME (EXPENSE)	(2,663,000)	8,000	11,000	(2,631,000)	21,000
LOSS BEFORE INCOME TAXES	(8,286,000)	(4,200,000)	(5,229,000)	(21,667,000)	(15,269,000)
Provision for (benefit from) income taxes	26,000	(16,000)	(23,000)	(14,000)	(22,000)
NET LOSS	$(8,312,000)	$(4,184,000)	$(5,206,000)	$(21,653,000)	$(15,247,000)
Foreign currency translation adjustment, net of tax	(2,000)	(17,000)	(51,000)	$44,000	$(51,000)
COMPREHENSIVE LOSS	$(8,314,000)	$(4,201,000)	$(5,257,000)	$(21,609,000)	$(15,298,000)
NET LOSS PER SHARE – BASIC AND DILUTED	$(0.48)	$(0.28)	$(0.42)	$(1.44)	$(1.57)
Weighted average shares outstanding — basic and diluted	17,335,071	14,757,688	12,426,745	15,015,446	9,691,115

Resonant Inc.
Condensed Consolidated Balance Sheets

	December 31, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$19,524,000	$5,084,000
Investments held-to-maturity	—	4,747,000
Other current assets	686,000	216,000
TOTAL CURRENT ASSETS	20,210,000	10,047,000
PROPERTY AND EQUIPMENT, NET	1,354,000	994,000
TOTAL NONCURRENT ASSETS	2,196,000	2,158,000
TOTAL ASSETS	$23,760,000	$13,199,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$2,958,000	$2,705,000
Other current liabilities	143,000	299,000
TOTAL CURRENT LIABILITIES	3,101,000	3,004,000
TOTAL LONG-TERM LIABILITIES	11,000	62,000
STOCKHOLDERS’ EQUITY
Common stock	20,000	12,000
Additional paid-in capital	88,447,000	56,331,000
Accumulated other comprehensive loss	(7,000)	(51,000)
Accumulated deficit	(67,812,000)	(46,159,000)
TOTAL STOCKHOLDERS’ EQUITY	20,648,000	10,133,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$23,760,000	$13,199,000

Resonant Inc.
Reconciliation of Non-GAAP Information
(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016

Net loss (GAAP)	$(8,312,000)	$(4,184,000)	$(5,206,000)	$(21,653,000)	$(15,247,000)
Add the following items:
Interest Income	(28,000)	(14,000)	(12,000)	(67,000)	(22,000)
Warrant inducement expense	2,688,000	—	—	2,688,000	—
R&D Stock Compensation	879,000	324,000	465,000	2,118,000	980,000
G&A Stock Compensation	1,218,000	342,000	844,000	2,003,000	1,679,000
R&D Depreciation and amortization	146,000	135,000	131,000	546,000	452,000
G&A Depreciation and amortization	21,000	37,000	61,000	175,000	242,000
Income taxes	26,000	(16,000)	(23,000)	(14,000)	(22,000)
Adjusted EBITDA (non-GAAP)	$(3,362,000)	$(3,376,000)	$(3,740,000)	$(14,204,000)	$(11,938,000)
NET EBITDA PER SHARE – BASIC AND DILUTED (non-GAAP)	$(0.19)	$(0.23)	$(0.30)	$(0.95)	$(1.23)
Weighted average shares outstanding — basic and diluted	17,335,071	14,757,688	12,426,745	15,015,446	9,691,115